Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2022 Third-Quarter Results

CHARLOTTE, N.C., May 3, 2022 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal year 2022 third quarter ended March 31, 2022.

“As we expected, our fiscal 2022 third quarter results reflect the continued normalization of our Supply Chain Service revenue toward a pre-COVID-19 pandemic level,” said Michael J. Alkire, Premier’s president and CEO. “Our Performance Services segment results were affected by the timing of revenue during the quarter. Notably, our core underlying businesses continued to deliver steady growth.”

“Based on our performance year to date and outlook for the remainder of this fiscal year, we are increasing our full-year adjusted earnings per share guidance to a range of $2.48 to $2.58,” Alkire continued. “As we look ahead, we remain focused on meeting the needs of our members and other customers by leveraging technology solutions to help improve the delivery of healthcare and reduce costs and executing our strategy to deliver long-term sustainable growth.”

Fiscal Third Quarter 2022 and Recent Highlights

(Financial comparisons are for fiscal third quarter of 2022 vs. fiscal third quarter of 2021)

•	GAAP net revenue decreased 26% to $347.8 million from $469.9 million a year ago.

–	Supply Chain Services segment revenue decreased 32% to $250.9 million from $371.2 million a year ago.

–	Performance Services segment revenue decreased 2% to $96.9 million from $98.7 million a year ago.

•	GAAP net income decreased 24% to $39.1 million from $51.4 million a year ago.

•	GAAP diluted earnings per share (EPS) decreased 18% to $0.32 from $0.39 per share a year ago.

•	Adjusted EBITDA* of $112.2 million decreased 7% from $121.2 million a year ago.

•	Adjusted net income* of $68.1 million decreased 13% from $78.5 million a year ago and adjusted EPS* decreased 11% to $0.57 from $0.64 a year ago.

•	For the nine months ended March 31, 2022, the company generated cash flow from operations of $334.8 million and free cash flow* of $201.9 million.

•

During the nine months ended March 31, 2022, Premier repurchased approximately 6.4 million shares of Class A common stock for a total purchase price of $250.0 million, completing its previously authorized $250.0 million stock repurchase program, and paid aggregate dividends of approximately $72.9 million to holders of its Class A common stock.

•	On April 21, 2022, Premier’s Board of Directors declared a quarterly cash dividend of $0.20 per share, which is payable on June 15, 2022, to stockholders of record as of June 1, 2022.

*

Descriptions of consolidated and segment adjusted (non-GAAP) financial measures and non-GAAP free cash flow are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

Consolidated Fiscal 2022 Third-Quarter Financial Highlights and Results of Operations

Consolidated Financial Highlights
	Three Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$148,396	$146,553	1%	$448,261	$424,537	6%
Other services and support	8,914	8,630	3%	27,165	18,307	48%

Services	157,310	155,183	1%	475,426	442,844	7%
Products	93,629	215,995	(57)%	323,825	511,080	(37)%

Total Supply Chain Services	250,939	371,178	(32)%	799,251	953,924	(16)%
Performance Services	96,903	98,745	(2)%	292,962	285,713	3%

Total segment net revenue	347,842	469,923	(26)%	1,092,213	1,239,637	(12)%
Eliminations	(9)	—	—%	(18)	—	—%

Net revenue	$347,833	$469,923	(26)%	$1,092,195	$1,239,637	(12)%

Net income	$39,069	$51,444	(24)%	$237,607	$253,876	(6)%
Net income attributable to stockholders	$38,415	$48,321	(21)%	$235,964	$211,288	12%
Net income for diluted earnings per share	$38,415	$48,321	(21)%	$237,607	$211,288	12%
Diluted earnings per share attributable to stockholders	$0.32	$0.39	(18)%	$1.94	$1.83	6%
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$118,034	$117,949	—%	$381,586	$339,538	12%
Performance Services	26,552	35,950	(26)%	89,277	109,675	(19)%

Total segment adjusted EBITDA	144,586	153,899	(6)%	470,863	449,213	5%
Corporate	(32,398)	(32,692)	1%	(94,956)	(92,445)	(3)%

Total	$112,188	$121,207	(7)%	$375,907	$356,768	5%

Adjusted net income	$68,098	$78,535	(13)%	$235,444	$232,023	1%

Adjusted earnings per share	$0.57	$0.64	(11)%	$1.93	$1.89	2%

* Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2022 Outlook and Guidance

Certain statements in this release, including without limitation, those in this section, are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in the company’s other filings with the SEC including its Form 10-Q for the quarter ended March 31, 2022, which the company expects to file with the SEC shortly after the date of this release.

For fiscal 2022, Premier is:

•	increasing its Supply Chain Services segment net revenue guidance to a range of $1.02 billion to $1.03 billion from the previous range of $1.0 billion to $1.02 billion;

•

raising its guidance for total net revenue to a range of $1.41 billion to $1.45 billion from the previous range of $1.40 to $1.44 billion as a result of the increase to the Supply Chain Services net revenue guidance;

•	raising the bottom end of and narrowing the range for adjusted EBITDA guidance to $490 million to $500 million from the prior range of $483 to $500 million; and

•

increasing adjusted EPS guidance to a range of $2.48 to $2.58 from its previous guidance of $2.45 to $2.55. Premier noted that its adjusted EPS guidance includes the effect of 6.4 million in share repurchases through March 31, 2022.

Guidance Metric	Fiscal 2022 Guidance Range* (as of May 3, 2022)	Previous Fiscal 2022 Guidance Range (as of February 1, 2022)
Segment Net Revenue:
Supply Chain Services	$1.02 billion to $1.03 billion	$1.0 billion to $1.02 billion
Performance Services	$395 million to $420 million	$395 million to $420 million

Total Net Revenue	$1.41 billion to $1.45 billion	$1.40 billion to $1.44 billion

Adjusted EBITDA	$490 million to $500 million	$483 million to $500 million

Adjusted EPS	$2.48 to $2.58	$2.45 to $2.55

Fiscal 2022 guidance assumes the realization of the following key assumptions:

•   Net administrative fees revenue of $580 million to $600 million (unchanged from previous guidance)

•   Direct sourcing products revenue of $385 million to $405 million (previously: $370 million to $390 million)

•   Net revenue available under contract that represents approximately 86% to 93% of the fiscal 2022 guidance range (as provided on August 17, 2021)

•   Capital expenditures of $85 million to $90 million (previously: $90 million to $95 million)

•   Effective income tax rate in the range of 24% to 26%

•   Free cash flow of 45% to 55% of adjusted EBITDA (previously: 35% to 50% of adjusted EBITDA)

•   Does not include the effect of any potential future significant acquisitions

*

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended March 31, 2022

(As compared with the three months ended March 31, 2021)

GAAP net revenue of $347.8 million decreased 26% from $469.9 million for the same period a year ago primarily driven by decreases in demand and pricing in the current year period for personal protective equipment (PPE) and other high demand supplies that were necessary to address the healthcare delivery needs of the company’s members in the prior year period as a result of the COVID-19 pandemic.

GAAP net income of $39.1 million decreased 24% from $51.4 million a year ago primarily due to a decrease in Performance Services revenue and an increase in selling, general and administrative (SG&A) expenses due to lower capitalized labor costs as well as continued investments to support growth in the company’s adjacent markets businesses which consist of RemitraTM, Contigo Health®, PINC AITM Applied Sciences and PINC AITM Clinical Decision Support.

GAAP diluted EPS of $0.32 decreased 18% from $0.39 in the same period a year ago.

Adjusted EBITDA of $112.2 million decreased 7% from $121.2 million for the same period a year ago.

Adjusted net income of $68.1 million decreased 13% from $78.5 million for the same period a year ago. Adjusted earnings per share decreased 11% to $0.57 from $0.64 for the same period a year ago.

Segment Results

(For the fiscal third quarter of 2022 as compared with the fiscal third quarter of 2021)

Supply Chain Services

Supply Chain Services segment net revenue of $250.9 million decreased 32% from $371.2 million for the same quarter a year ago.

Net administrative fees revenue of $148.4 million increased $1.8 million, or 1%, from $146.6 million in the year ago quarter primarily due to further penetration of existing member spend in the quarter.

Products revenue of $93.6 million declined $122.4 million, or 57%, from $216.0 million a year ago, primarily driven by lower demand and pricing, as the company expected, for personal protective equipment (PPE) and other high demand supplies as a result of the state of the COVID-19 pandemic relative to the prior year quarter.

Segment adjusted EBITDA of $118.0 million was relatively flat compared with $117.9 million for the same period a year ago primarily due to a slight increase in net administrative fees revenue that was partially offset by increased freight costs in the company’s direct sourcing business.

Performance Services

Performance Services segment net revenue of $96.9 million decreased 2% from $98.7 million for the same quarter a year ago, primarily driven by the timing of revenue associated with enterprise analytics license agreements in the current year quarter compared with the prior year quarter. Growth in the company’s consulting and adjacent markets businesses partially offset the timing impact.

Segment adjusted EBITDA of $26.6 million decreased 26% from $36.0 million for the same period a year ago mainly due to the decrease in revenue as well as higher selling, general and administrative expense primarily related to a decrease in capitalized labor as well as additional headcount to support growth in the company’s adjacent markets businesses.

Results of Operations for the Nine Months Ended March 31, 2022

(As compared with the nine months ended March 31, 2021)

GAAP net revenue of $1,092.2 million decreased 12% from $1,239.6 million for the same period a year ago.

GAAP net income of $237.6 million decreased 6% from $253.9 million a year ago primarily due to the prior year period one-time deferred tax benefit associated with the deferred tax asset remeasurement as a result of the company’s August 2020 restructuring and an increase in operating expenses. The decrease was partially offset by the gain recognized as a result of the termination of the put rights associated with Premier’s minority interest in FFF Enterprises, Inc. and an increase in gross profit driven by increases in net administrative fees and Performance Services revenue.

GAAP diluted EPS of $1.94 increased 6% from $1.83 in the same period a year ago.

Adjusted EBITDA of $375.9 million increased 5% from $356.8 million for the same period a year ago.

Adjusted net income of $235.4 million increased 1% from $232.0 million for the same period a year ago. Adjusted earnings per share increased 2% to $1.93 from $1.89 for the same period a year ago.

Supply Chain Services segment net revenue of $799.3 million decreased 16% from $953.9 million for the same period a year ago. Segment adjusted EBITDA of $381.6 million increased 12% from $339.5 million for the same period a year ago.

Performance Services segment net revenue of $293.0 million increased 3% from $285.7 million for the same period a year ago. Segment adjusted EBITDA of $89.3 million decreased 19% from $109.7 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities for the nine months ended March 31, 2022 was $334.8 million, an increase of $142.4 million from the same period a year ago mainly due to a decrease in cash outlays in the current year period due to the prior year build-up in inventory to meet demand for PPE and other high-demand supplies associated with the COVID-19 pandemic. This was partially offset by a decrease in cash received as a result of lower revenue in the direct sourcing business, the impact of higher administrative fee-share payments to members in the current year compared with the prior year, and an increase in cash outflows for payments related to operational investments to support growth in the company’s adjacent markets businesses.

Net cash used in investing activities and net cash used in financing activities for the nine months ended March 31, 2022 were $113.1 million and $171.4 million, respectively. At March 31, 2022, cash and cash equivalents were $179.5 million compared with $129.1 million at June 30, 2021, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $250.0 million, of which $75.0 million was subsequently repaid in April 2022.

Free cash flow for the nine months ended March 31, 2022, was $201.9 million compared with $71.0 million for the same period a year ago. The increase was primarily due to the same factors that affected net cash provided by operating activities as well as a decrease in purchases of property and equipment and changes resulting from the company’s August 2020 restructure.

Through March 31, 2022, Premier repurchased a total of approximately 6.4 million shares of Class A common stock for $250.0 million. During the third quarter of fiscal 2022, the company paid aggregate dividends of approximately $72.9 million to holders of its Class A common stock. There is no assurance regarding future share repurchases or dividend payments.

Conference Call

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and will be available at the following link: Premier Webcast Link. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(877) 317-6789
International participant dial-in number:	(412) 317-6789

Premier’s presentation that will accompany the conference call and webcast can be accessed via the following link: Premier Events.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 225,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 restructuring and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition- and disposition-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic and financial restructuring expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2021, filed with the Securities and Exchange Commission (“SEC”), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to our ability to advance our long-term strategies, the payment of dividends at current levels, or at all, the timing and number of shares repurchased under our share repurchase approval, our expected effective income tax rate, and the statements under the heading “Fiscal 2022 Outlook and Guidance” and the key assumptions underlying fiscal 2022 guidance, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2021, as well as the Form 10-Q for the quarter ended March 31, 2022, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:
Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net revenue:
Net administrative fees	$148,396	$146,553	$448,261	$424,537
Other services and support	105,808	107,375	320,109	304,020

Services	254,204	253,928	768,370	728,557
Products	93,629	215,995	323,825	511,080

Net revenue	347,833	469,923	1,092,195	1,239,637
Cost of revenue:
Services	46,735	46,980	136,326	125,852
Products	88,621	211,136	294,916	496,286

Cost of revenue	135,356	258,116	431,242	622,138

Gross profit	212,477	211,807	660,953	617,499

Operating expenses:
Selling, general and administrative	143,676	134,502	418,330	388,453
Research and development	826	715	2,666	2,013
Amortization of purchased intangible assets	11,151	10,400	32,890	33,864

Operating expenses	155,653	145,617	453,886	424,330

Operating income	56,824	66,190	207,067	193,169

Equity in net income of unconsolidated affiliates	3,991	5,524	17,165	16,023
Interest expense, net	(2,804)	(3,225)	(8,465)	(8,742)
(Loss) gain on FFF Put and Call Rights	—	(5,195)	64,110	(21,621)
Other (expense) income, net	(4,248)	1,594	(2,176)	10,167

Other (expense) income, net	(3,061)	(1,302)	70,634	(4,173)

Income before income taxes	53,763	64,888	277,701	188,996
Income tax expense (benefit)	14,694	13,444	40,094	(64,880)

Net income	39,069	51,444	237,607	253,876
Net income attributable to non-controlling interest	(654)	(3,123)	(1,643)	(15,903)
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	(26,685)

Net income attributable to stockholders	$38,415	$48,321	$235,964	$211,288

Calculation of GAAP Earnings per Share
Numerator for basic earnings per share:
Net income attributable to stockholders	$38,415	$48,321	$235,964	$211,288
Numerator for diluted earnings per share:
Net income attributable to stockholders	$38,415	$48,321	$235,964	$211,288
Net income attributable to non-controlling interest	—	—	1,643	—

Net income for diluted earnings per share	$38,415	$48,321	$237,607	$211,288

Denominator for earnings per share:
Basic weighted average shares outstanding	118,697	122,254	120,957	114,596
Effect of dilutive securities:
Stock options	98	325	225	300
Restricted stock	465	373	499	336
Performance share awards	553	164	621	133

Diluted weighted average shares and assumed conversions	119,813	123,116	122,302	115,365

Earnings per share attributable to stockholders:
Basic	$0.32	$0.40	$1.95	$1.84
Diluted	$0.32	$0.39	$1.94	$1.83

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2022	June 30, 2021
Assets
Cash and cash equivalents	$179,503	$129,141
Accounts receivable (net of $852 and $1,174 allowance for credit losses, respectively)	125,632	142,557
Contract assets (net of $1,251 and $1,110 allowance for credit losses, respectively)	255,693	266,173
Inventory	130,275	176,376
Prepaid expenses and other current assets	64,897	68,049

Total current assets	756,000	782,296
Property and equipment (net of $574,185 and $518,332 accumulated depreciation, respectively)	222,583	224,271
Intangible assets (net of $322,802 and $289,912 accumulated amortization, respectively)	373,752	396,642
Goodwill	999,913	999,913
Deferred income tax assets	744,899	781,824
Deferred compensation plan assets	53,914	59,581
Investments in unconsolidated affiliates	209,205	153,224
Operating lease right-of-use assets	41,764	48,199
Other assets	113,429	76,948

Total assets	$3,515,459	$3,522,898

Liabilities and stockholders’ equity
Accounts payable	$53,720	$85,413
Accrued expenses	58,129	48,144
Revenue share obligations	240,152	226,883
Accrued compensation and benefits	79,621	100,713
Deferred revenue	33,755	34,058
Current portion of notes payable to former limited partners	97,342	95,948
Line of credit and current portion of long-term debt	253,053	78,295
Other current liabilities	47,403	47,330

Total current liabilities	863,175	716,784
Long-term debt, less current portion	2,280	5,333
Notes payable to former limited partners, less current portion	225,814	298,995
Deferred compensation plan obligations	53,914	59,581
Deferred consideration, less current portion	57,762	56,809
Operating lease liabilities, less current portion	35,678	43,102
Other liabilities	43,234	112,401

Total liabilities	1,281,857	1,293,005

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 124,415,319 shares issued and 117,985,944 shares outstanding at March 31, 2022 and 122,533,051 shares issued and outstanding at June 30, 2021	1,244	1,225
Treasury stock, at cost; 6,429,375 and 0 shares at March 31, 2022 and June 30, 2021, respectively	(250,129)	—
Additional paid-in capital	2,150,313	2,059,194
Retained earnings	332,171	169,474
Accumulated other comprehensive income	3	—

Total stockholders’ equity	2,233,602	2,229,893

Total liabilities and stockholders’ equity	$3,515,459	$3,522,898

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2022	2021
Operating activities
Net income	$237,607	$253,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95,764	89,768
Equity in net income of unconsolidated affiliates	(17,165)	(16,023)
Deferred income taxes	36,926	(100,150)
Stock-based compensation	37,792	27,601
(Gain) loss on FFF put and call rights	(64,110)	21,621
Other	4,578	537
Changes in operating assets and liabilities:
Accounts receivable, inventories, prepaid expenses and other assets	91,418	(181,263)
Contract assets	(39,139)	(43,733)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(48,882)	140,131

Net cash provided by operating activities	$334,789	$192,365
Investing activities
Purchases of property and equipment	$(61,061)	$(66,911)
Acquisition of businesses and equity method investments, net of cash acquired	(26,000)	(81,152)
Investment in unconsolidated affiliates	(16,000)	—
Other	(10,000)	(1,228)

Net cash used in investing activities	$(113,061)	$(149,291)

Financing activities
Payments made on notes payable	$(75,082)	$(31,692)
Proceeds from credit facility	300,000	225,000
Payments on credit facility	(125,000)	(100,000)
Cash dividends paid	(72,861)	(69,647)
Repurchase of Class A common stock (held as treasury stock)	(250,129)	—
Proceeds from exercise of stock options	37,385	—
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)
Other	14,318	712

Net cash used in financing activities	$(171,369)	$(9,794)

Effect of exchange rate changes on cash flows	3	—
Net increase in cash and cash equivalents	50,362	33,280
Cash and cash equivalents at beginning of year	129,141	99,304

Cash and cash equivalents at end of period	$179,503	$132,584

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$334,789	$192,365
Purchases of property and equipment	(61,061)	(66,911)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement	(71,786)	(20,328)
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)

Free Cash Flow	$201,942	$70,959

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in Condensed Consolidated Statement of Cash Flows under “Payments made on notes payable.” During the nine months ended March 31, 2022, Premier paid $77.0 million to members including imputed interest of $5.2 million which is included in net cash provided by operating activities. During the nine months ended March 31, 2021, the company paid $25.7 million to members, including imputed interest of $5.3 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net income	$39,069	$51,444	$237,607	$253,876
Interest expense, net	2,804	3,225	8,465	8,742
Income tax expense (benefit)	14,694	13,444	40,094	(64,880)
Depreciation and amortization	21,408	19,337	62,874	55,904
Amortization of purchased intangible assets	11,151	10,400	32,890	33,864

EBITDA	89,126	97,850	381,930	287,506
Stock-based compensation	14,149	13,180	38,229	27,970
Acquisition- & disposition-related expenses	3,115	4,126	10,282	14,889
Loss (gain) on FFF put and call rights	—	5,195	(64,110)	21,621
Other expense, net	5,798	856	9,576	4,782

Adjusted EBITDA	$112,188	$121,207	$375,907	$356,768

Income before income taxes	$53,763	$64,888	$277,701	$188,996
Equity in net income of unconsolidated affiliates	(3,991)	(5,524)	(17,165)	(16,023)
Interest expense, net	2,804	3,225	8,465	8,742
Loss (gain) on FFF put and call rights	—	5,195	(64,110)	21,621
Other income, net	4,248	(1,594)	2,176	(10,167)

Operating income	56,824	66,190	207,067	193,169
Depreciation and amortization	21,408	19,337	62,874	55,904
Amortization of purchased intangible assets	11,151	10,400	32,890	33,864
Stock-based compensation	14,149	13,180	38,229	27,970
Acquisition- & disposition-related expenses	3,115	4,126	10,282	14,889
Equity in net income of unconsolidated affiliates	3,991	5,524	17,165	16,023
Deferred compensation plan income	(3,994)	1,521	(1,923)	9,231
Other expense, net	5,544	929	9,323	5,718

Adjusted EBITDA	$112,188	$121,207	$375,907	$356,768

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$118,034	$117,949	$381,586	$339,538
Performance Services	26,552	35,950	89,277	109,675
Corporate	(32,398)	(32,692)	(94,956)	(92,445)

Adjusted EBITDA	$112,188	$121,207	$375,907	$356,768

Net income attributable to stockholders	$38,415	$48,321	$235,964	$211,288
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	26,685
Net income attributable to non-controlling interest	654	3,123	1,643	15,903
Income tax expense (benefit)	14,694	13,444	40,094	(64,880)
Amortization of purchased intangible assets	11,151	10,400	32,890	33,864
Stock-based compensation	14,149	13,180	38,229	27,970
Acquisition- & disposition-related expenses	3,115	4,126	10,282	14,889
Loss (gain) on FFF put and call rights	—	5,195	(64,110)	21,621
Other expense, net	7,425	2,897	14,803	10,126

Adjusted income before income taxes	89,603	100,686	309,795	297,466
Income tax expense on adjusted income before income taxes	21,505	22,151	74,351	65,443

Adjusted Net Income	$68,098	$78,535	$235,444	$232,023

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net income attributable to stockholders	$38,415	$48,321	$235,964	$211,288
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	26,685
Net income attributable to non-controlling interest	654	3,123	1,643	15,903
Income tax expense (benefit)	14,694	13,444	40,094	(64,880)
Amortization of purchased intangible assets	11,151	10,400	32,890	33,864
Stock-based compensation	14,149	13,180	38,229	27,970
Acquisition- & disposition-related expenses	3,115	4,126	10,282	14,889
Loss (gain) on FFF put and call rights	—	5,195	(64,110)	21,621
Other expense, net	7,425	2,897	14,803	10,126

Adjusted income before income taxes	89,603	100,686	309,795	297,466
Income tax expense on adjusted income before income taxes	21,505	22,151	74,351	65,443

Adjusted Net Income	$68,098	$78,535	$235,444	$232,023

Weighted average:
Common shares used for basic and diluted earnings per share	118,697	122,254	120,957	114,596
Potentially dilutive shares	1,116	862	1,345	769

GAAP weighted average shares outstanding - diluted	119,813	123,116	122,302	115,365
Conversion of Class B common units	—	—	—	7,511

Weighted average shares outstanding - diluted	119,813	123,116	122,302	122,876

GAAP earnings per share	$0.32	$0.40	$1.95	$1.84
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	0.23
Net income attributable to non-controlling interest	0.01	0.03	0.01	0.14
Income tax expense (benefit)	0.12	0.11	0.33	(0.56)
Amortization of purchased intangible assets	0.09	0.09	0.27	0.30
Stock-based compensation	0.12	0.11	0.32	0.24
Acquisition- & disposition-related expenses	0.03	0.03	0.09	0.13
Loss (gain) on FFF put and call rights	—	0.04	(0.53)	0.19
Other expense, net	0.06	0.02	0.12	0.09
Impact of corporation taxes	(0.18)	(0.19)	(0.61)	(0.57)
Impact of dilutive shares	—	—	(0.02)	(0.14)

Adjusted EPS	$0.57	$0.64	$1.93	$1.89